Exhibit 99.1

Cyngn Granted Extension for Continued Listing on Nasdaq

MENLO PARK, Calif., February 21, 2024 – Cyngn Inc. (the “Company” or “Cyngn”) (Nasdaq: CYN), today announced it has received an additional 180-day extension from Nasdaq to continue its listing on the Nasdaq Capital Market. The Company was given until August 19, 2024 to regain compliance with Nasdaq’s $1 minimum bid price per share requirement.

“We are pleased with the extension and express our appreciation to Nasdaq,” said Cyngn’s Chairman and Chief Executive Officer, Lior Tal. “We are fully committed to addressing the compliance issue identified by Nasdaq as we continue to execute our strategic plan and actively work towards maximizing shareholder value.”

About Cyngn

Cyngn develops and deploys scalable, differentiated autonomous vehicle technology for industrial organizations. Cyngn’s self-driving solutions allow existing workforces to increase productivity and efficiency. The Company addresses significant challenges facing industrial organizations today, such as labor shortages, costly safety incidents, and increased consumer demand for eCommerce.

Cyngn’s DriveMod Kit can be installed on new industrial vehicles at end of line or via retrofit, empowering customers to seamlessly adopt self-driving technology into their operations without high upfront costs or the need to completely replace existing vehicle investments.

Cyngn’s flagship product, its Enterprise Autonomy Suite, includes DriveMod (autonomous vehicle system), Cyngn Insight (customer-facing suite of AV fleet management, teleoperation, and analytics tools), and Cyngn Evolve (internal toolkit that enables Cyngn to leverage data from the field for artificial intelligence, simulation, and modeling).

Find Cyngn on:

Website: https://cyngn.com

Twitter: http://twitter.com/cyngn

LinkedIn: https://www.linkedin.com/company/cyngn

YouTube: https://www.youtube.com/@cyngnhq

Investor/Media Contact:

Bill Ong, bill@cyngn.com; 650-204-1551

FORWARD-LOOKING STATEMENTS:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act and other securities laws. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements. Forward-looking statements are not historical facts, and are based upon management’s current expectations, beliefs and projections, many of which, by their nature, are inherently uncertain. Such expectations, beliefs and projections are expressed in good faith. However, there can be no assurance that management’s expectations, beliefs and projections will be achieved, and actual results may differ materially from what is expressed in or indicated by the forward-looking statements. In addition, we cannot assure that any patent will issue as a result of a pending patent application or, if issued, whether it will issue in a form that will be advantageous to us. Forward-looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the forward-looking statements. Forward-looking statements speak only as of the date the statements are made. The Company assumes no obligation to update forward-looking statements to reflect actual results, subsequent events or circumstances, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws. If the Company does update one or more forward-looking statements, no inference should be drawn that the Company will make additional updates with respect thereto or with respect to other forward-looking statements. References and links to websites have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Cyngn is not responsible for the contents of third-party websites.